Exhibit 99.1

For Immediate Release

HOSPIRA NAMES JOHN B. ELLIOT
SENIOR VICE PRESIDENT OF OPERATIONS

— Elliot Brings Extensive Industry Experience and
Complements Recently Strengthened Operations Organization —

LAKE FOREST, Ill., April 11, 2012 — Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today announced that John B. Elliot has been named senior vice president, Operations, effective April 16. In this role, Mr. Elliot will have overall responsibility for Hospira’s global operations organization and serve as a member of Hospira’s senior leadership team. He will report directly to F. Michael Ball, chief executive officer.

“John is a seasoned global leader with more than 35 years of broad manufacturing experience across production, logistics and supply, and specific expertise in injectable pharmaceuticals,” said Mr. Ball. “With his proven track record in driving improvements in quality, service and operational effectiveness, we’re confident John will have an immediate, positive impact as we continue our efforts to deliver high-quality, cost-effective products to customers and ultimately establish our manufacturing operations as a strategic, competitive advantage.”

Mr. Elliot, 60, has most recently advised some of the world’s largest pharmaceutical companies in his role as an operations consultant. He previously served as president and chairman at Cherokee Pharmaceuticals, LLC (subsequently acquired by Merck & Co.), a U.S.-based active ingredients manufacturing company, where he led the organization from start-up to become a significant competitor in the contract manufacturing marketplace. Prior to Cherokee, Mr. Elliot spent 26 years with GlaxoSmithKline plc (formerly SmithKline Beecham), most recently serving as senior vice president. During his tenure, he held various roles of progressive responsibility in the operations organization and was credited for inculcating a high-performance culture across his plant network.

-MORE-

Under Mr. Elliot’s leadership, Hospira will advance its plant remediation strategies and create additional manufacturing capacity, including the construction of a new 1.1 million square-foot, state-of-the-art facility in India. Mr. Elliot joins an operations leadership team that has recently been strengthened by the addition of top industry talent, including the appointment of Zena G. Kaufman as Hospira’s new senior vice president of Quality in February.

Born and educated in Scotland, Mr. Elliot earned his bachelor’s degree, with honors, in chemical engineering from Heriot-Watt University in Edinburgh.

About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 15,000 employees. Learn more at www.hospira.com.

###

Media Stacey Eisen (224) 212-2276	Financial Community Karen King (224) 212-2711	Financial Community Ruth Venning (224) 212-2711